Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-156252

BIOCANCELL THERAPEUTICS INC.

PROSPECTUS SUPPLEMENT NO. 5, DATED OCTOBER 12, 2010

TO PROSPECTUS DATED MAY 7, 2010

This prospectus supplement supplements our prospectus dated May 7, 2010, relating to the resale, from time to time, by certain stockholders or their pledgees, donees, transferees, or other successors in interest, of up to 1,872,780 shares of our common stock.

We will not receive any proceeds from any such sale of these shares.

This prospectus supplement is being filed to include the information set forth in the Current Reports on Form 8-K filed on October 7 and October 12, 2010, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated May 7, 2010 which is to be delivered with this prospectus supplement.

Our common stock is listed on the Tel Aviv Stock Exchange under the ticker symbol “BICL.” On October 11, 2010, the last reported sale price per share of our common stock was 2.88 NIS (approximately $0.80) per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2010 (October 6, 2010)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

BioCancell Therapeutics, Inc. announced that on October 6, 2010, treatment was completed of the second and last dosage cohort in Biocancell's Phase I/IIa clinical trial for use in treating pancreatic cancer. The primary purpose of the trial is to establish the safety (including optimal dose) and primary efficacy of BioCancell's lead drug-candidate, BC-819 as a treatment for pancreatic cancer. The results of the trial are undergoing statistical analysis, and are expected to be published when complete.

The trial included nine patients (three in the initial dosage cohort, and six more in the second), and took place in University of Maryland Medical Center in Baltimore, MD, and Hadassah, Sheba, Hillel Yafeh and Meir Medical Centers in Israel. Treatments were partially funded by the US-Israel Binational Industrial Research and Development Foundation (BIRD), which approved a grant in the amount of $950,000.

As reported on August 17, 2010, the US Food and Drug Administration (FDA) granted orphan drug status to BC-819 for use in treating pancreatic cancer. This orphan drug approval came in addition to a previous approval of orphan drug status for BC-819 for use in treating ovarian cancer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: October 7, 2010	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 12, 2010 (October 11, 2010)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

BioCancell Therapeutics, Inc. has successfully completed animal studies, using hamsters, that examined the use of product-candidate BC-819 in sequence with the FDA-approved drug Gemzar (Gemcitabine), as compared to the use of Gemzar alone, as treatment for pancreatic cancer. The drugs were administered to animals with pancreatic cancer, as part of BioCancell's preparations for considering the possibility of continued clinical development of BC-819 as a treatment for pancreatic cancer.

The results show that in animals treated with the sequence of BC-819 and Gemzar, the volume of cancerous growths shrank significantly, in comparison with the animals treated with Gemzar alone. In addition, there was no appearance of metastases in the animals treated with the combination of BC-819 and Gemzar, while approximately 63% of animals treated with Gemzar alone showed metastatic growths.

BioCancell believes that, even though these trials took place on animals and not humans, the results provide a positive indication of the efficacy of BC-819 when combined with chemotherapy for treatment of pancreatic cancer.

These results, together with expected results of a recently-completed Phase I/IIa clinical trial of BC-819 alone as a treatment for pancreatic cancer, will serve BioCancell in considering the manner of continued clinical development of BC-819 for this indication, including the possibility of commencement of a Phase IIb clinical trial of BC-819 in sequence with Gemzar, for treatment of pancreatic cancer. The combination therapy is designed to reach maximum efficiency in treating a disease with a high level of mortality.

As reported on August 17, 2010, the US Food and Drug Administration (FDA) granted orphan drug status to BC-819 for use in treating pancreatic cancer. This orphan drug approval came in addition to a previous approval of orphan drug status for BC-819 for use in treating ovarian cancer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: October 12, 2010	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary